Exhibit 99.1

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212
TIMBERLAND REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
STRATHAM, NH, February 9, 2006 – The Timberland Company (NYSE: TBL) today reported fourth quarter net income of $46.9 million and diluted earnings per share (EPS) of $0.71, compared with fourth quarter 2004 net income of $45.0 million and diluted EPS of $0.64. Fourth quarter 2005 results included pre-tax costs of $1.7 million related to the Company’s previously disclosed restructuring of its Caribbean manufacturing facilities. Fourth quarter 2005 EPS excluding these restructuring charges was $0.73. For the full year, Timberland posted revenue of $1,565.7 million (+4.3% versus prior year in actual and constant dollars) and diluted earnings per share of $2.43 (+13.6% versus prior year) – both records for the Company.
•	Fourth quarter revenue increased 2.3% over strong prior-year results to a record $465.3 million, driven by gains in both U.S. and international markets. U.S. revenues grew 2.6% as gains in kids’, men’s casual and Timberland PRO® series footwear and men’s apparel sales offset anticipated decreases in women’s casual footwear and boot sales. International results (+1.7% or +8.2% in constant dollars) were driven by strong constant dollar sales gains in Europe and Asia in both footwear and apparel. Foreign exchange rate changes reduced fourth quarter 2005 revenue by $9.6 million or 2.2%.
•	Fourth quarter results were supported by global gains in both footwear and apparel. Global footwear revenues grew 1.4% to $357.5 million driven by growth in kids’, men’s casual and Timberland PRO® series categories. Apparel and accessories revenue increased 5.4% to $103.2 million reflecting gains in both U.S. and international markets.
•	Global wholesale revenue expanded 1.3% to $313.4 million. Worldwide consumer direct revenue increased 4.5% to $151.9 million, reflecting a 1.7% increase in global comparable store sales.
•	Operating profit for the quarter was $70.0 million, including the above noted restructuring. Operating profit excluding restructuring costs was $71.7 million, 5.4% above prior-year levels. Comparable operating margins improved 40 basis points to 15.4%. For the quarter, foreign exchange rate changes contributed approximately $2.1 million to operating profit.
•	EPS for the quarter, excluding restructuring cost impacts of $0.02 per share, increased approximately 14% versus prior year levels. EPS gains reflected operating profit gains and benefits from lower levels of shares outstanding. During the quarter, the Company bought back 1.6 million shares at a total cost of $51.8 million. Timberland also announced today that its Board of Directors approved a new 6.0 million share repurchase authorization. This additional program supplements the Company’s existing share authorization, of which approximately 1.5 million shares were outstanding as of December 31, 2005.
•	Timberland ended the quarter with $213.2 million in cash and no debt outstanding. Strong operating margins and disciplined asset management supported a 31.7% annual return on capital. Timberland’s inventory at the end of the fourth quarter of 2005 was $167.1 million, 30.3% higher than at the end of the 2004 fourth quarter, reflecting impacts from the Company’s previously disclosed 2005 conversion to new sourcing arrangements with independent suppliers, resulting in an earlier transfer of title for certain third party shipments. If similar agreements had been in place in 2004, Timberland estimates that fourth quarter 2004 inventory and accounts payable balances would have increased by approximately $35.2 million. Year-end inventory also includes the addition of $9.5 million related to the Company’s acquisition of SmartWool Corporation on December 20, 2005. On a comparable basis, inventory decreased 3.6%.
•	For 2006, the Company is targeting mid single-digit revenue growth and moderate declines in comparable EPS to 2005. For the purpose of comparison, Timberland estimates that its 2005 EPS would have been approximately $2.35, after excluding restructuring costs and including costs related to stock options and its employee stock purchase plan. Restructuring costs related to the Company’s Caribbean manufacturing operations were $4.3 million in 2005 and are estimated to be approximately $0.3 million in Q1 2006.
•	Timberland’s financial outlook reflects anticipated pressure on gross margins in 2006, driven by product mix changes and macro factors such as higher oil-related product costs. The Company is also planning for high single-digit growth in operating expenses, driven by investments to advance Timberland’s global development and organization capability and by incremental equity based compensation costs, reflecting new accounting requirements. Impacts from these factors are expected to be greater in the first half of 2006, and, combined with relatively flat first half revenue growth and likely first quarter sales declines, will contribute to anticipated earnings declines during that period. The Company is targeting improved earnings in the second half of the year, with gains weighted toward the fourth quarter.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland delivered solid revenue growth and record profits in the fourth quarter, resulting in record full year revenue and earnings results. Our strong financial performance in 2005 reflects benefits from our continued global expansion of the Timberland brand, supported by development of our integrated brand presence and our commitment to driving superior customer service through operational excellence.”
“As we enter 2006, we are focused on strengthening our foundation for long-term success through strategies targeted at accelerating our growth with casual consumers, re-asserting our heritage strengths in the outdoor and industrial categories and through the expansion of our new brands – SmartWool®, Mion™ and Timberland Boot Company™. While we anticipate continued growth challenges in our U.S. boot business, which will pressure 2006 financial results, we believe the strategies we are advancing will strengthen our brand and business portfolio and enable us to capture the significant potential we see for Timberland.”
Note that comments made by the Company and Mr. Swartz are Timberland’s performance targets, based on current expectations. These comments are forward-looking, and actual results may differ materially.
As previously announced, Timberland will be hosting a conference call to discuss fourth quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 786-2964 and providing access code number 36454569. Replays of this conference call will be available through the investor relations section of the Company’s website.
Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company™ and Miôn™ brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and

Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding The Timberland Company’s future financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the Company’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) changes in duty structures in countries of import and export including anti-dumping measures being considered by the European Union with respect to leather footwear imported from China and Vietnam and safety footwear imported from China and India; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
This press release also includes discussion of constant dollar revenue growth, diluted EPS excluding restructuring and related costs and diluted EPS excluding restructuring and related costs and including stock-based employee compensation costs, which are non-GAAP measures. As required by SEC rules, we have provided reconciliations of these measures on attached tables that follow our financial statements. Additional required information is located in the Form 8-K furnished to the SEC on February 9, 2006.
# # #

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	December 31,	December 31,
	2005	2004

Assets
Current assets
Cash and equivalents	$213,163	$309,116
Accounts receivable, net	168,831	155,024
Inventory	167,132	128,311
Prepaid expense	33,502	27,659
Deferred income taxes	26,934	28,937
Derivative assets	6,044	—

Total current assets	615,606	649,047

Property, plant and equipment, net	82,372	78,979

Goodwill and intangible assets	78,462	19,544

Other assets, net	12,214	9,940

Total assets	$788,654	$757,510

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$97,294	$52,370
Accrued expense and other current liabilities	101,842	124,038
Income taxes payable	44,210	34,737
Derivative liabilities	—	15,047

Total current liabilities	243,346	226,192

Deferred compensation and other liabilities	16,046	12,543

Deferred income taxes	1,075	7,268

Stockholders’ equity	528,187	511,507

Total liabilities and stockholders’ equity	$788,654	$757,510

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Revenue	$465,288	$454,660	$1,565,681	$1,500,580
Cost of goods sold	240,882	240,305	788,776	761,505

Gross profit	224,406	214,355	776,905	739,075

Operating expense
Selling	120,205	117,983	417,441	405,412
General and administrative	32,527	28,364	109,831	99,800
Restructuring and related costs	1,720	—	4,251	—

Total operating expense	154,452	146,347	531,523	505,212

Operating income	69,954	68,008	245,382	233,863

Other income
Interest income, net	601	459	3,335	1,095
Other, net	98	1,364	336	1,775

Total other income	699	1,823	3,671	2,870

Income before provision for income taxes	70,653	69,831	249,053	236,733

Provision for income taxes	23,773	24,790	84,429	84,040

Net income	$46,880	$45,041	$164,624	$152,693

Earnings per share
Basic	$0.73	$0.66	$2.48	$2.19
Diluted	$0.71	$0.64	$2.43	$2.14

Weighted-average shares outstanding
Basic	64,644	68,597	66,325	69,628
Diluted	65,913	70,012	67,744	71,311
Earnings per share and weighted-average shares have been restated to reflect the 2-for-1 stock split in May 2005.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Twelve Months Ended
	December 31,	December 31,
	2005	2004
Cash flows from operating activities:
Net income	$164,624	$152,693
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(11,067)	(1,825)
Amortization of deferred compensation	7,054	3,108
Depreciation and other amortization	24,475	23,496
Loss on disposal of property, plant and equipment	111	86
Tax benefit from stock option plans	7,057	16,862
Increase/(decrease) in cash from changes in working capital:
Accounts receivable	(11,723)	(24,781)
Inventory	(32,502)	(7,325)
Prepaid expense	(7,728)	(711)
Accounts payable	51,893	9,823
Accrued expense	(22,250)	6,308
Income taxes payable	9,998	6,943
Other liabilities	2,340	—

Net cash provided by operating activities	182,282	184,677

Cash flows from investing activities:
Acquisition, net of cash acquired	(81,807)	—
Additions to property, plant and equipment	(25,904)	(24,095)
Other, net	(20)	(1,732)

Net cash used by investing activities	(107,731)	(25,827)

Cash flows from financing activities:
Common stock repurchases	(181,469)	(131,662)
Issuance of common stock	20,838	33,123

Net cash used by financing activities	(160,631)	(98,539)

Effect of exchange rate changes on cash and equivalents	(9,873)	7,002

Net (decrease)/increase in cash and equivalents	(95,953)	67,313
Cash and equivalents at beginning of year	309,116	241,803

Cash and equivalents at end of year	$213,163	$309,116

THE TIMBERLAND COMPANY
UNAUDITED REVENUE ANALYSIS
(Amounts in Thousands)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	December 31,		December 31,	December 31,
	2005	2004	Change	2005	2004	Change
Revenue by Segment:
U.S. Wholesale	$221,748	$215,156	3.1%	$659,784	$665,222	-0.8%
U.S. Consumer Direct	92,746	91,286	1.6%	212,645	214,110	-0.7%

Total U.S.	314,494	306,442	2.6%	872,429	879,332	-0.8%

International	$150,794	$148,218	1.7%	$693,252	$621,248	11.6%

Revenue by Product:
Footwear	$357,451	352,345	1.4%	$1,200,089	$1,153,240	4.1%
Apparel and Accessories	103,165	97,857	5.4%	348,875	333,292	4.7%
Royalty and Other	4,672	4,458	4.8%	16,717	14,048	19.0%

Revenue by Channel:
Wholesale	$313,350	$309,323	1.3%	$1,177,970	$1,125,579	4.7%
Consumer Direct	151,938	145,337	4.5%	387,711	375,001	3.4%

Comparable Store Sales:
Domestic Retail	-0.1%	3.6%		-0.8%	2.6%
Global Retail	1.7%	1.7%		1.1%	1.8%

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES
TO CONSTANT DOLLAR REVENUE INCREASES
(Amounts in Millions)
Total Company Revenue Reconciliation:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005		December 31, 2005
	$ Change	% Change	$ Change	% Change

Revenue increase (GAAP)	$10.6	2.3%	$65.1	4.3%
(Decrease)/increase due to foreign exchange rate changes	(9.6)	-2.2%	1.2	0.0%

Revenue increase in constant dollars	$20.2	4.5%	$63.9	4.3%
International Revenue Reconciliation:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2005		December 31, 2005
	$ Change	% Change	$ Change	% Change

Revenue increase (GAAP)	$2.6	1.7%	$72.0	11.6%
(Decrease)/increase due to foreign exchange rate changes	(9.6)	-6.5%	1.2	0.2%

Revenue increase in constant dollars	$12.2	8.2%	$70.8	11.4%
Timberland provides constant dollar revenue growth for total Company and International results because it uses the measure to understand revenue growth excluding any impact from foreign exchange rate changes.

THE TIMBERLAND COMPANY
UNAUDITED RECONCILIATION OF DILUTED EPS TO
DILUTED EPS EXCLUDING RESTRUCTURING AND RELATED COSTS
AND INCLUDING STOCK-BASED EMPLOYEE COMPENSATION COSTS

	For the Three Months Ended	For the Twelve Months Ended
	December 31, 2005	December 31, 2005
Diluted EPS (GAAP)	$0.71	$2.43
Per share impact of restructuring and related costs	0.02	0.04

Diluted EPS excluding restructuring and related costs	$0.73	$2.47
Per share impact of stock-based employee compensation costs	(0.03)	(0.12)

Diluted EPS excluding restructuring and related costs and including stock-based employee compensation costs	$0.70	$2.35

Timberland provides diluted EPS excluding restructuring and related costs because it uses the measure to understand earnings excluding non-recurring costs. It provides diluted EPS excluding restructuring and related costs and including stock-based employee compensation costs to provide comparability to future reported results that will include stock-based compensation costs as prescribed by SFAS 123R.